Exhibit 10.54

CONFIDENTIAL

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This confidential Settlement Agreement and General Release (“Agreement”) is made and entered into as of this 1st day of May, 2026, by and between the Reimer Family Partnership, L.P., Michael Schiavello, and Vasilios Takos (“Plaintiffs”) and Zoomcar Holdings, Inc., f/k/a Zoomcar, Inc. (“Defendant” or “Company” or “Zoomcar”).

PROCEDURAL BACKGROUND

WHEREAS, Plaintiffs commenced an action in the Supreme Court of the State of New York, County of New York, captioned Reimer Family Partnership, L.P., et al. v. Zoomcar Holdings, Inc., Index No. 651695/2026 (the “Action”), asserting claims arising from Defendant’s failure to honor valid warrant exercises and to deliver shares of its common stock as contractually required;

WHEREAS, Plaintiffs allege that they were lawful assignees of placement-agent warrants issued in connection with capital raises exceeding $113 million, and that such warrants were validly exercised on or about December 29, 2023, entitling Plaintiffs to the prompt issuance of shares under the governing agreements;

WHEREAS, Plaintiffs further allege that Defendant acknowledged the validity of the warrant exercises and confirmed the methodology for calculating the shares issuable thereunder, yet failed and refused to deliver any such shares within the contractually required time period;

WHEREAS, Plaintiffs contend that Defendant’s refusal to issue the shares deprived Plaintiffs of the opportunity to sell such shares during a period of significant market activity and elevated trading prices following Defendant’s public listing, resulting in substantial damages, including lost market opportunity damages exceeding $7,000,000;

WHEREAS, Plaintiffs have sought compensatory damages, punitive damages, interest, and other relief in the Action;

WHEREAS, Defendant denies all allegations of wrongdoing and liability asserted in the Action, and denies that Plaintiffs are entitled to any relief;

WHEREAS, the Parties acknowledge that continued litigation would be costly, burdensome, and uncertain, and that settlement will avoid the expense, delay, and risk associated with further proceedings;

WHEREAS, the Parties further acknowledge that Defendant is currently engaged in efforts to restructure its capital structure and raise additional capital, and that the resolution of the Action will facilitate such efforts while providing Plaintiffs with a defined and structured recovery;

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WHEREAS, the Parties have engaged in arm’s-length negotiations and desire to settle the claims asserted in the Action on the terms set forth herein;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements herein set forth, the parties do hereby covenant and agree as follows:

TERMS

1.	Settlement and Release

The parties to this Agreement hereby resolve, settle and compromise all claims arising from the facts Plaintiffs alleged against Zoomcar in the case captioned Reimer Family Partnership, L.P., et al. v. Zoomcar Holdings, Inc., Index No. 651695/2026 (the “Action”), and all claims asserted in the Action, together with, but not limited to, their respective affiliates, subsidiaries, parent corporations, successors or assigns, and any present or former officers, directors, employees, agents (exclusive of placement agents and employees or agents of placement agents) or attorneys.

2.	No Admission of Liability.

This Agreement is entered into solely for the purpose of compromising disputed claims and avoiding the expense, burden, distraction, and uncertainty of further litigation. Neither this Agreement, nor any payment, share issuance, covenant, undertaking, release, confession of judgment, stipulation, filing, statement, or other act made or taken in connection with this Agreement, shall constitute, be construed as, or be admissible as evidence of any admission, concession, or acknowledgment by Zoomcar of any liability, wrongdoing, fault, breach, damages, obligation, or violation of law. Zoomcar expressly denies any and all liability, wrongdoing, fault, breach, damages, obligation, and violation of law alleged by Plaintiffs in the Action or otherwise. This Agreement reflects a compromise of disputed claims only. Plaintiffs acknowledge and agree that Zoomcar’s execution of this Agreement shall not be used by Plaintiffs or any other person to suggest that Zoomcar admitted the validity, exercise, enforceability, or value of any warrant or claimed share entitlement.

3.	Days and Times

Time Zone; Applicable Dates. Unless expressly stated otherwise, all dates, deadlines, and times for performance under this Agreement shall be calculated based on the local time and calendar date of the Party obligated to perform the applicable act. Deadlines applicable to Plaintiffs shall be calculated using the then-applicable local time in New York, New York, including Eastern Standard Time or Eastern Daylight Time, as applicable. Deadlines applicable to Zoomcar shall be calculated using India Standard Time in India. A date or deadline applicable to one Party shall not be accelerated, shortened, or deemed expired solely because that date has begun or ended in the other Party’s jurisdiction.

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4.	Settlement Consideration

4.1 Settlement Shares. Subject to entry of an order approving the fairness of the exchange contemplated by this Agreement pursuant to Section 3(a)(10) of the Securities Act, on January 1, 2027, or within five (5) business days after entry of such Section 3(a)(10) order if such order has not been entered by January 1, 2027, Zoomcar shall issue an aggregate of 39,000,000 shares of common stock to Plaintiffs. Zoomcar will not oppose any 3(a)(10) application.

The shares of common stock will be issued as follows:

●	19,500,000 shares will be issued to The Reimer Family Partnership
●	9,750,000 shares will be issued to Vasilios Takos
●	9,750,000 shares will be issued to Michael Schiavello

Each shareholder shall be deemed to be acting independently and not as a group.

4.2 Stock Splits; Reverse Splits; Similar Adjustments. If, before issuance of all Settlement Shares, Zoomcar effects any reverse stock split, forward stock split, stock dividend, recapitalization, reclassification, combination, or similar change affecting its common stock, then the number of Settlement Shares, the monthly leak-out amounts, and any related share-based thresholds shall be equitably and proportionately adjusted so that Plaintiffs receive the same economic and proportional treatment contemplated by this Agreement immediately before such event. By way of example only, if Zoomcar effects a 1-for-10 reverse stock split before issuance of the Settlement Shares, the aggregate number of Settlement Shares shall be adjusted from 39,000,000 to 3,900,000, and the monthly sale cap shall be adjusted from 3,000,000 to 300,000.

5.	Plaintiff Securities Representations, Warranties, and Covenants.

Each Plaintiff, severally and not jointly, represents, warrants, and covenants as follows:

5.1 Sophisticated Party. Such Plaintiff is a sophisticated investor and has sufficient knowledge and experience in financial, business, and securities matters to evaluate the merits, risks, consequences, and restrictions of entering into this Agreement and receiving, holding, and selling any shares issued pursuant to this Agreement.

5.2 Independent Decision. Such Plaintiff has independently evaluated this Agreement and the transactions contemplated hereby, has had the opportunity to consult with legal, tax, financial, and investment advisers of such Plaintiff’s choosing, and is not relying on Zoomcar or any of Zoomcar’s officers, directors, employees, agents, counsel, or representatives for legal, tax, financial, investment, securities-law, or accounting advice.

5.3 No Affiliate Status. Such Plaintiff is not, and has not during the ninety (90) days preceding the date of this Agreement been, an “affiliate” of Zoomcar, as that term is used under Rule 144 under the Securities Act of 1933, as amended. Such Plaintiff does not control, is not controlled by, and is not under common control with Zoomcar.

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5.4 Not Acting as a Group. Such Plaintiff is acting independently and not as part of any group, syndicate, partnership, voting arrangement, investment arrangement, or other coordinated arrangement with any other Plaintiff or any other person with respect to Zoomcar securities, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, or otherwise.

5.5 Own Account. Such Plaintiff is entering into this Agreement and acquiring any shares issued pursuant to this Agreement for such Plaintiff’s own account and not as nominee, agent, custodian, trustee, intermediary, or conduit for any other person, and not with a view to any distribution in violation of applicable securities laws.

5.6 No Evasive Trading; No Hedging. Such Plaintiff has not, directly or indirectly, entered into and shall not enter into any short sale, put equivalent position, hedge, swap, derivative transaction, pledge, loan, pre-arranged sale, coordinated sale, or other transaction or arrangement designed or intended to evade, offset, accelerate, monetize, or otherwise circumvent the monthly sale limitations, leak-out restrictions, or other resale limitations set forth in this Agreement.

5.7 Compliance With Law. Such Plaintiff shall sell, transfer, or otherwise dispose of any Zoomcar securities only in compliance with this Agreement, the Section 3(a)(10) order, applicable federal and state securities laws, exchange rules, broker requirements, and transfer-agent requirements.

5.8 No Bad Actor or Sanctions Issue. Each Plaintiff is not subject to any legal, regulatory, sanctions-related, or court-imposed restriction that would prohibit or impair such Plaintiff from entering into this Agreement, receiving shares, or complying with the obligations set forth herein.

5.9 Materiality. Each Plaintiff acknowledges that Zoomcar is relying on the representations, warranties, and covenants in this Section in entering into this Agreement, seeking relief from the TRO, participating in any Section 3(a)(10) fairness hearing, issuing any shares, and instructing its transfer agent.

5.10 Broker-Dealer, Regulatory, and Disciplinary Disclosures. Each Plaintiff, severally and not jointly, represents and warrants that such Plaintiff has fully disclosed to Zoomcar and its counsel all broker-dealer registrations, registered-representative affiliations, placement-agent relationships, finder relationships, disciplinary history, regulatory inquiries, investigations, enforcement actions, customer complaints, customer disputes, arbitrations, settlements, sanctions, suspensions, bars, restrictions, disclosure events, and other FINRA, SEC, state securities regulator, exchange, court, or self-regulatory organization matters that relate to, arise out of, or could reasonably affect: (a) such Plaintiff’s capacity or authority to enter into this Agreement; (b) such Plaintiff’s ownership, assignment, exercise, transfer, or enforcement of the warrants or claims at issue in the Action; (c) such Plaintiff’s ability to receive, hold, sell, transfer, or dispose of any shares issued pursuant to this Agreement; (d) any placement-agent, broker-dealer, finder, commission, compensation, or securities-regulatory issue relating to Zoomcar, the warrants, or the claims resolved by this Agreement; or (e) Zoomcar’s ability to rely on the representations, warranties, covenants, releases, and settlement structure set forth in this Agreement.

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5.11 Breach of Securities Representations. Any breach by a Plaintiff of the representations, warranties, or covenants in this Section shall suspend Zoomcar’s obligations with respect to that Plaintiff, including any obligation to issue shares, provide transfer-agent instructions, or make any True-Up payment to that Plaintiff, until such breach is cured to Zoomcar’s reasonable satisfaction. No such suspension shall constitute an Event of Default by Zoomcar.

6.	Share Sale Period; Monthly Sale Cap.

Beginning on the date the Settlement Shares first become eligible for resale pursuant to state and federal securities laws and rules and any restrictive legend has been removed, Plaintiffs may collectively sell up to 3,000,000 total shares per month for thirteen (13) months (“Share Sale Period”).

For avoidance of confusion: The Reimer Family Partnership may sell 1,500,000 shares per month for thirteen consecutive months. Michael Schiavello may sell 750,000 shares per month for thirteen consecutive months. Vasilios and Takos may sell 750,000 shares per month for thirteen consecutive months.

7.	Proceeds True-Up

7.1 The last calendar day of the tenth month of the Share Sale Period shall be referred to herein as the “Measurement Date.” For avoidance of confusion, if the first 3,000,000 shares were issued on January 1, 2027, the Measurement Date would be October 31, 2027.

7.2 True-Up Condition. A True-Up obligation shall arise only if, as of the Measurement Date, each of the following conditions has been satisfied:

(a) Plaintiffs have sold all Settlement Shares that they were permitted to sell through the Measurement Date under the monthly sale limitations set forth in this Agreement;

(b) Plaintiffs have not voluntarily withheld, delayed, deferred, limited, or failed to sell any Settlement Shares that they were permitted to sell through the Measurement Date;

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(c) Plaintiffs have complied in all material respects with the monthly sale limitations, notice obligations, documentation requirements, and other resale restrictions set forth in this Agreement;

(d) Plaintiffs’ aggregate gross proceeds from the Settlement Shares actually sold through the Measurement Date are less than $2,000,000; and

(e) Plaintiffs’ failure to receive at least $2,000,000 in aggregate gross proceeds was not caused, in whole or in part, by Plaintiffs’ decision not to sell Settlement Shares that they were permitted to sell.

For avoidance of doubt, Plaintiffs shall not be entitled to any True-Up Shares, cash true-up payment, or other additional consideration based on Settlement Shares that Plaintiffs were permitted to sell but elected not to sell. The True-Up is intended only to address a shortfall in proceeds after Plaintiffs have sold the full number of Settlement Shares permitted to be sold through the Measurement Date, not to guarantee proceeds on unsold, voluntarily withheld, delayed, deferred, or retained shares. By way of example only, if Plaintiffs are permitted to sell 3,000,000 Settlement Shares per month for the first ten months of the Share Sale Period, then Plaintiffs must have sold 30,000,000 Settlement Shares by the Measurement Date as a condition to any True-Up obligation. If Plaintiffs sell fewer than 30,000,000 Settlement Shares by the Measurement Date for any reason other than Zoomcar’s uncured breach of this Agreement or a legal restriction that made such sales legally impermissible, then no True-Up obligation shall arise.

7.3 Share Sale Notice. Any Share Sale Notice must include:

(a) A certification that Plaintiffs sold all Settlement Shares that they were permitted to sell through the Measurement Date under the monthly sale limitations in this Agreement;

(b) The total number of Settlement Shares sold by each Plaintiff during each month of the Share Sale Period through the Measurement Date;

(c) The dates, prices, and gross proceeds of each sale;

(d) Trade confirmations, broker statements, or other records sufficient to verify the number of shares sold, dates of sale, prices received, and aggregate gross proceeds;

(e) A certification that Plaintiffs did not voluntarily withhold, delay, defer, limit, or fail to sell any Settlement Shares that they were permitted to sell through the Measurement Date; and

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(f) A calculation of the alleged shortfall between Plaintiffs’ aggregate gross proceeds from such sales and $2,000,000.

Such notice and supporting documentation shall be referred to as the “Share Sale Notice.” Zoomcar shall have no obligation to make any cash true-up payment or issue any True-Up Shares unless and until Plaintiffs have timely delivered a complete Share Sale Notice satisfying this Section.

7.4 Zoomcar Election. If, and only if, the True-Up Condition has been satisfied and Plaintiffs have timely delivered a complete Share Sale Notice satisfying Section 7.3, then on or before the tenth business day after Zoomcar receives such complete Share Sale Notice, Zoomcar shall, in Zoomcar’s sole discretion, either: (i) issue additional shares of Zoomcar common stock; or (ii) pay cash sufficient to reconcile the shortfall between the aggregate gross proceeds actually received by Plaintiffs collectively from the Settlement Shares sold through the Measurement Date and $2,000,000. Any such additional shares shall be referred to as “True-Up Shares.”

7.5 Calculation of True-Up Shares. If Zoomcar elects to issue True-Up Shares, the number of True-Up Shares shall be calculated by dividing the shortfall amount by the volume-weighted average price of the Company’s common stock over the three trading days immediately preceding the date of issuance of such True-Up Shares.

7.6 Final Trading Records. Within five (5) business days after the end of the Share Sale Period, Plaintiffs shall deliver to Zoomcar final trading records showing all sales of Settlement Shares and True-Up Shares, if any, and all aggregate gross proceeds received by Plaintiffs during the entire Share Sale Period. Plaintiffs’ failure to timely deliver such final trading records shall suspend any further obligation of Zoomcar under this Agreement and shall not constitute an Event of Default by Zoomcar.

7.7 No Excess Recovery. Under no circumstances shall Plaintiffs be entitled to receive or retain, through sales of Settlement Shares, sales of True-Up Shares, cash payments, or any combination thereof, aggregate consideration exceeding $2,000,000. If Plaintiffs receive aggregate gross proceeds in excess of $2,000,000 from sales of Settlement Shares and/or True-Up Shares, then no further cash true-up payment shall be due, the Confession of Judgment shall be deemed fully satisfied, and Zoomcar shall have no further payment or share-issuance obligation under this Agreement.

8.	Tender Offer Waiver.

Plaintiffs waive all rights to participate in the Company’s current warrant Tender Offer more fully described in Schedule TO dated January 23, 2026 and related amendments filed by the Company.

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9.	Release.

9.1 Immediate TRO Relief; No Interference. Immediately upon execution of this Agreement, and in any event no later than 9:30 a.m. New York time on May 1, 2026, Plaintiffs shall cause their counsel to execute and file a stipulation and proposed order in the form attached hereto, vacating the Temporary Restraining Order entered in the Action as Docket Entry 62 (“TRO”), so that Zoomcar may proceed without restraint with its shareholder approval process, public offerings, financing transactions, capital restructuring, and related corporate actions, including the shareholder approval scheduled for April 30, 2026. Plaintiffs, by and through their counsel, shall also immediately contact the Part Clerk to request immediate entry of the Order dismissing the case with prejudice and vacating the TRO.

9.2 Plaintiffs shall not oppose, object to, seek to enjoin, or otherwise interfere with any such shareholder approval process, public offering, financing transaction, capital restructuring, or related corporate action, except to enforce Zoomcar’s express obligations under this Agreement after an uncured Event of Default.

9.3 The Parties agree to waive all objections to personal or subject matter jurisdiction and submit to the jurisdiction of the New York State Supreme Court, before the Honorable Melissa A. Crane for disputes related to the Settlement Agreement and/or upon any Event of Default.

9.4 Within 1 business day of the issuance of the Settlement Shares and the completion of the True Up, if any, Plaintiffs shall submit a full and final release with prejudice, and shall email said release to Zoomcar at all three contacts listed in Section 16.

9.5 Upon execution of this Agreement and Plaintiffs’ receipt of the executed Confession of Judgment, Plaintiffs, on behalf of themselves and their respective predecessors, successors, assigns, affiliates, agents, representatives, attorneys, and all persons claiming through them, fully and forever release Zoomcar and its present and former parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, agents (exclusive of placement agents and employees or agents of placement agents)representatives, attorneys, insurers and stockholders from all claims, demands, causes of action, damages, liabilities, costs, and expenses arising out of or relating to the Action, the warrants, the alleged warrant exercises, the alleged failure to issue shares, the Tender Offer, and any public offering, shareholder approval, financing, or capital-structure transaction occurring before the effective date of this Agreement. Nothing in this agreement releases any claims by Plaintiffs against Aegis Capital Corp., or any current or former employee, director, officer, agent or representative thereof.

9.6 Sole Remedy. Plaintiffs’ sole and exclusive remedy for any breach of this Agreement shall be the remedies expressly set forth in Sections [Default] and [Confession of Judgment], subject in all respects to the $2,000,000 aggregate cap.

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9.7 Covenant Not to Sue or Seek Injunctive Relief. Plaintiffs covenant not to file, maintain, support, or seek any claim, injunction, TRO, restraining order, objection, or other relief against Zoomcar relating to the released claims, Zoomcar’s public offerings, shareholder approval, financing transactions, capital restructuring, or related corporate actions, except to enforce this Agreement after an uncured Event of Default.

10.	Global Default; Remedies

10.1	Events of Default.

Events of Default. The following shall constitute an Event of Default by Zoomcar, and only if such failure remains uncured for ten (10) business days after written notice from Plaintiffs specifying the alleged default in reasonable detail:

(a) Zoomcar’s failure to issue the Settlement Shares within five (5) business days after the later of January 1, 2027 and entry of the Section 3(a)(10) fairness order, provided Plaintiffs have delivered all required documentation reasonably requested by Zoomcar, its counsel, or the transfer agent;

(b) Zoomcar’s failure to satisfy an undisputed True-Up obligation when due, subject to Zoomcar’s right to elect cash or shares as provided herein;

(c) Zoomcar’s material breach of its transfer-agent cooperation obligations, but only to the extent such failure is within Zoomcar’s reasonable control.

No Event of Default shall arise from any delay or failure caused by Plaintiffs, the transfer agent, broker-dealers, DTC, Nasdaq, the SEC, FINRA, a court, or any other governmental or regulatory authority, or from Zoomcar’s good-faith compliance with securities laws, exchange rules, or transfer-agent requirements. Further, no Event of Default shall be deemed to have occurred if Zoomcar has substantially performed its obligations under this Agreement and any failure or delay is administrative, technical, or ministerial in nature, or arises from third party actions outside Zoomcar’s reasonable control, provided that Zoomcar uses commercially reasonable efforts to promptly cure such failure.

For the avoidance of doubt, partial or delayed issuance of any tranche that is cured within the applicable cure period shall not constitute an Event of Default.

10.2	Default Remedies:

Upon occurrence of an uncured, material Event of Default per Section 10.1, the Plaintiffs shall provide a written notice to the Company. In the event of Company’s failure to cure such default within 10 days from the date of notice, the Plaintiffs may, jointly, at their sole election, file the Confession of Judgment immediately, without further notice, demand, or opportunity to cure, except as expressly provided herein.

If anything in this Agreement conflicts with the remedies provided in Section 10.2 governing Defaults, Section 10.2 controls.

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11.	Confession of Judgment.

11.1 Zoomcar will execute a Confession of Judgment pursuant to CPLR § 3218 in the amount of $2,500,000, simultaneously with the execution of this Agreement (the “Judgment Amount”).

11.2 Credits Against Judgment Amount. The Judgment Amount shall be reduced, on a dollar-for-dollar basis, by: (i) all gross proceeds received by Plaintiffs from sales of Settlement Shares and True-Up Shares; and (ii) any cash payments made by Zoomcar pursuant to this Agreement. In no event shall Plaintiffs be entitled to recover, through enforcement of the Confession of Judgment, more than the remaining unpaid portion of the Judgment Amount after giving effect to such reductions.

11.3 The Parties acknowledge that the Settlement Shares are subject to resale restrictions, volume limitations, and market risk, and that credit based solely on realized proceeds is a reasonable and negotiated allocation of such risks.

11.4 Limitation on Filing COJ. Plaintiffs may file the Confession of Judgment only after an uncured, material Event of Default by Zoomcar, and only for the unpaid portion of the Judgment Amount after crediting all gross proceeds received by Plaintiffs from sales of all Settlement Shares and True-Up Shares and all cash payments made by Zoomcar. Plaintiffs shall provide Zoomcar with not less than ten (10) business days’ written notice and a detailed calculation of the claimed unpaid amount before filing the Confession of Judgment.

No Confession of Judgment may be filed based on any alleged failure relating to the timing, sequencing, or mechanics of share issuance unless Zoomcar has failed to issue the applicable shares in a material respect and such failure remains uncured after the applicable cure period. The Parties agree that the Confession of Judgment is intended solely as a remedy for material non-performance and shall not be invoked based on technical, immaterial, or promptly curable issues.

11.5 Zoomcar waives any right to assert defenses, offsets, or counterclaims in connection with the entry of judgment, other than (i) for credits expressly provided in this Section, and (ii) any defense that the applicable Event of Default has not occurred or remains uncured.

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12.	No Assignment of Interests.

Parties represent and warrant that no other person or entity has any interest in the claims, demands, obligations, or causes of action referred to in this Agreement; that Plaintiffs have the sole right and exclusive authority to execute this Agreement and receive the sum specified in it; and that there has not been, and agree that there will not be, an assignment or other transfer of any interest in any claim which Plaintiffs have against Zoomcar.

13.	Reliance on Counsel.

The parties represent that they are freely entering into this Settlement Agreement and General Release, that they have relied on the advice of counsel of their choosing if they so choose, and that they have read and fully understand the contents and effects of this Settlement Agreement and General Release.

14.	Integration.

The parties to this Agreement agree and acknowledge that no promise, inducement or agreement not expressly contained herein has been made to them, and this Agreement is the entire agreement by and among the parties with respect to the subject matter hereof. This Agreement supersedes all previous arrangements or understandings, whether written or oral, and contains the entire agreement of the parties with respect to its subject matter.

15.	Governing Law.

This Agreement shall be governed by New York law. Any disputes will be adjudicated in a court located in New York State Supreme Court. The Parties consent to personal jurisdiction in New York State. The Parties consent to bring all disputes regarding this Agreement before the Honorable Melissa A. Crane.

16.	Notices.

All notices, demands, requests, elections, default notices, cure notices, Share Sale Notices, True-Up notices, and other communications required or permitted under this Agreement shall be in writing and shall be deemed given only when sent by email to all required recipients for the applicable Party listed below. Any notice to Zoomcar shall be effective only if sent to all of the Zoomcar business and legal notice recipients listed below.

If to Zoomcar:

Deepankar Tiwari

Chief Executive Officer

deepankar.tiwari@zoomcar.com

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Sachin Gupta

Chief Financial Officer

sachin.gupta@zoomcar.com

Legal Department

legal@zoomcar.com

If to Plaintiffs:

Anna Adelstein, Esq.

Counsel for Plaintiffs

adelstein@pullp.com;

Jon Uretsky, Esq.

Counsel for Plaintiffs

uretsky@pullp.com

A notice shall be deemed given on the date sent, provided that the sending Party does not receive an automated bounce-back or delivery-failure message. Any notice sent after 6:00 p.m. in the local time zone applicable to the recipient Party under Section 2 shall be deemed given on the next calendar day applicable to that recipient Party. Either Party may update its notice recipients by written notice given in accordance with this Section.

17.	Attorneys’ Fees.

Each party hereto shall bear their own attorneys’ fees and costs incurred through the execution of this Settlement Agreement and General Release.

18.	No Construction Against Drafter.

If an ambiguity or question of intent arises with respect to any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of authorship of any of the provisions herein.

19.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement, and shall be deemed fully executed when each party has received at least one counterpart executed by each other party.

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IN WITNESS WHEREOF, the parties hereto have affixed, or caused to be affixed, their respective signatures, effective on the day and year first above written.

ACCEPTED AND AGREED:

PLAINTIFFS	DEFENDANT

/s/ David William Reimer	/s/ Deepankar Tiwari
Reimer Family Partnership	Zoomcar Holdings, Inc. fka Zoomcar Inc.
By: David William Reimer	By: Deepankar Tiwari
Chief Executive Officer

/s/ Vasilios Takos
Vasilios Takos

/s/ Michael Schiavello
Michael Schiavello